Exhibit 23(c)



Board of Directors and Stockholders
Aon Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related prospectus of Aon Corporation for the registration of $500,000,000 of debt securities, preferred stock and common stock of our report dated May 4, 1999 relating to the unaudited condensed consolidated interim financial statements of Aon Corporation that are included in its Form 10-Q for the quarter ended March 31, 1999.



                                         /s/  ERNST & YOUNG LLP

May 17, 1999